Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of March 20, 2008 the “Effective Date”), by and between Marsh & McLennan Companies, Inc. (together with its successors and assigns, “MMC”, or the “Company”) and Simon V. Freakley (the “Executive”).

WHEREAS, the Executive and the Company desire to embody in this Agreement the terms and conditions of the Executive’s continued employment by the Company;

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, including the compensation paid to the Executive, the parties hereby agree:

ARTICLE 1

Employment, Duties and Responsibilities

1.1 Employment; Reporting. MMC shall cause Kroll Inc. (“Kroll”) to continue to employ the Executive as its Chief Executive Officer. The Executive hereby accepts such continued employment, subject to the terms and conditions of this Agreement. The Executive shall report directly to the Chief Executive Officer of MMC (the “Chief Executive Officer”); provided that such reporting relationship may change in connection with the removal of the Executive from his position as Chief Executive Officer or President of Kroll under circumstances described in the final sentence of Section 5.2.

1.2 Duties and Responsibilities.

The Executive shall have such duties and responsibilities and power and authority as those normally associated with the position of Chief Executive Officer of Kroll, as well as any additional duties, responsibilities and/or powers and authority assigned to him by the Chief Executive Officer which are consistent with his position as Chief Executive Officer of Kroll.

The Executive agrees to use his best efforts to promote the interests of MMC and Kroll, and agrees that he will devote his entire working time, care and attention to his duties, responsibilities and obligations to the Company and Kroll throughout the Term (as defined in Section 2.1 hereof). The Executive may serve on the boards of other civic, charitable and corporate entities with the prior written consent of the Chief Executive Officer and manage his personal investments and affairs, so long as such activities do not, either individually or in the aggregate, interfere with the Executive’s duties and responsibilities as Chief Executive Officer of Kroll.

1.3 Existing Employment Agreement. The existing Employment Agreement dated July 7, 2004, among the Executive, Marsh USA, Inc. and Kroll Inc. (the “Prior

Agreement”) shall terminate as of the Effective Date and will thereafter be of no further force or effect.

ARTICLE 2

Term

2.1 Employment Period. The initial term of the Executive’s employment under this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue through July 6, 2010. Thereafter, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party sends a notice of termination to the other party in accordance with Section 6.2 hereof at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term, as the case may be. The Initial Term, together with any and all Renewal Terms, if any, are the “Term.” After the expiration of the Term for any reason the Executive will become an “at-will” employee of the Company.

ARTICLE 3

Compensation

As compensation and consideration for the performance by the Executive of his obligations under this Agreement (including as Chief Executive Officer of CARG (defined below)), during the Term the Executive shall be entitled to the compensation and benefits set this Article 3 (subject, in each case, to the provisions of Article 5 hereof).

3.1 Base Salary. The Executive shall receive an annual base salary (“Base Salary”) of $1,000,000. The Base Salary shall be reviewed at least annually by the Compensation Committee (the “Committee”) of the Board of Directors of MMC (the “Board”) and may be increased (but not decreased) in the sole discretion of the Committee. If the Executive’s Base Salary is increased, the increased amount shall thereafter be the Base Salary. The Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time.

3.2 Annual Bonus. In addition to Base Salary, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs as may be in effect from time to time in accordance with the Company’s or Kroll’s compensation practices and the terms and provisions of any such plans or programs. The Executive’s annual bonus will range between zero and two hundred fifty percent (250%) of his Base Salary. The actual bonus amounts will be determined by the Committee based on the achievement of entity and individual performance goals; provided that the annual bonus for 2008 will be no less than $750,000. The annual bonus shall be paid in the same time and manner as corresponding awards to other senior executives of the Company generally. Notwithstanding the foregoing, in no event shall the annual bonus be paid later than March 15 of the year following the year with respect to which such bonus is payable.

3.3 Long-Term and Equity Compensation. The Executive shall also be eligible to participate in MMC’s or Kroll’s long-term incentive compensation plans (including its equity-compensation plans) as determined by MMC’s Compensation Committee. The specific awards under these plans will be made by the Committee in its sole discretion, commensurate with the Executive’s position as Chief Executive Officer of Kroll. Notwithstanding the foregoing, the Committee shall each year grant to the Executive, no later than it makes corresponding awards to other senior executives of the Company generally, and on terms and conditions that are both consistent with this Agreement and no less favorable to the Executive than the terms and conditions that apply to corresponding awards to other similarly situated participants generally, long-term incentive compensation with a combined grant-date target value between one hundred percent (100%) and two hundred percent (200%) of the Executive’s Base Salary.

3.4 Benefit Plans. The Executive and the Executive’s spouse and eligible dependents, as the case may be, shall be eligible to participate in employee benefit and fringe benefit plans and programs provided by Kroll, including but not limited to retirement, life insurance, health, dental and disability plans and programs, on terms and conditions generally applicable to executives of Kroll. Nothing herein shall limit Kroll’s ability to change, modify, cancel or amend any such plans.

3.5 Expenses. Kroll will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to its written policies relating to business-related expenses as in effect, from time to time, during the Term, a copy of which has previously been made available to the Executive.

3.6 Vacation. The Executive shall be entitled to paid vacation in accordance with Kroll’s policy in effect from time to time during the Term.

3.7 Indemnification. The Executive shall be entitled to indemnification in accordance with the Company’s by-laws as in effect on the date hereof, subject to applicable law. Any expenses (including damages, losses, judgments, fines, penalties, settlements, costs, attorneys’ fees, and expenses of establishing a right to indemnification), that are subject to such indemnification and are or may be incurred in connection with a proceeding shall be paid by the Company in advance within 30 days of a request by the Executive, which shall be accompanied by documentation substantiating such expenses. Executive shall promptly deliver to the Company an undertaking, in such form as the Company shall specify, to reimburse the Company for expenses to which Executive is adjudged not to be entitled to indemnification.

ARTICLE 4

Noncompetition/Nonsolicitation/Confidentiality

4.1 Noncompetition and Nonsolicitation Periods

(a) During the Executive’s employment with the Company or any subsidiary and during the 12 month period following termination of the Executive’s employment with the Company or any subsidiary for any reason, the Executive shall not, directly or indirectly:

(i)	engage in any Competitive Activity or

(ii)	whether on behalf of himself or any other person or entity (x) solicit any customer or client of the Company or any subsidiary with respect to a Competitive Activity or (y) solicit or employ any employee of the Company or any subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary.

For purposes of this Agreement, “Competitive Activity” shall mean the Executive’s engaging in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any subsidiary conducted by the Company or such subsidiary as of the date of the termination of the Executive’s employment; provided, however, that the Executive may be employed by or otherwise associated with:

(i)	a business of which a subsidiary, division, segment, unit, etc. is in competition with the Company or any subsidiary but as to which such subsidiary, division, segment, unit, etc., the Executive has absolutely no direct or indirect responsibilities or involvement, or

(ii)	a company where the Competitive Activity is:

(x)	from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and

(y)	from the perspective of the Company or any subsidiary, not in material competition with the Company or any subsidiary.

In the event that the Executive’s employment with Kroll or the Company terminates after the Term, and provided that the Executive has worked for the Company through the end of the Term, the Company may elect to enforce the foregoing noncompetition/nonsolicitation covenant for up to twelve (12) months following such termination of employment, provided the Company pays the Executive his Base Salary (as in effect at the end of the Term) in installments over the 12 month period (or a pro-rata amount for such shorter period), during which the Executive shall be bound by such covenant. The installments shall be paid consistent with Kroll’s payroll procedures in effect from time to time.

(b) At all times prior to and following the Executive’s termination of employment, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any subsidiary, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company or any subsidiary owes an obligation not to disclose such information, which the Executive acquires during the Executive’s employment with the Company or any subsidiary, including but not limited to records kept in the ordinary course of business except:

(i)	As such disclosure or use may be required or appropriate in connection with the Executive’s work as an employee of the Company or any subsidiary;

(ii)	When required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or any subsidiary or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information;

(iii)	As to such confidential information that becomes generally known to the public or trade without the Executive’s violation of this Section 4.1(b); or

(iv)	To the Executive’s spouse and/or the Executive personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any improper disclosure or use of any trade secret or proprietary or confidential information of the Company or any subsidiary by an Exempt Person shall be deemed to be a breach of this Section 4.1(b) by the Executive.

(c) The Executive acknowledges and agrees that the covenants contained in Sections 4.1(a) and (b) hereof are reasonable and necessary to protect the confidential information and goodwill of the Company and its subsidiaries. The Executive further represents that his experience and capabilities are such that the provisions of Sections 4.1(a) and (b) hereof will not prevent him from earning a livelihood.

(d) Section 4.1(a)(i) shall not prevent the Executive from carrying out the minimum amount of work required to ensure that his UK Insolvency License (the “License”) does not lapse in the 12 month period following the termination of the Executive’s employment. The minimum levels of work required to prevent the License lapsing (the “License Minimum”) will be as detailed by the relevant regulatory body during that period. It is a condition of this

Section that before the Executive undertakes any work pursuant to this Section 4.1(d) which would otherwise be a breach of Section 4.1(a)(i) the Executive must:

(i)	give no less than two week’s written notice to the General Counsel of the Company or such other person as the Company may nominate in writing at any time (“the Nominee”); of his intention to undertake work in respect of the License, providing a summary of the work to be undertaken, and the identity of the parties involved, and

(ii)	obtain written consent from the Nominee to carrying out the work specified under Section 4.1(d)(i) above, such consent not to be unreasonably withheld.

(e) The Executive has been appointed by the UK Court in respect of the insolvency of Federal-Mogul Corporation (the “Appointment”) and is retaining Kroll to provide services in connection the Appointment. Section 4.1(a)(i) will not prevent the Executive continuing with such Appointment following the termination of his employment for so long as he continues to use Kroll for such services as they have been providing up to the date of termination.

ARTICLE 5

Termination; Change of Control

5.1 Termination by the Company. The Company shall have the right, subject to the terms of this Agreement, to terminate the Executive’s employment at any time, with or without “Cause.” The Company shall give the Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 6.2 hereof. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause. No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Executive is allowed to appear with his legal counsel and (2) where remedial action is feasible, the Executive fails to remedy the action(s) or inaction(s) within ten (10) days after receiving the Cause Notice. If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect. For purposes of this Agreement, “Cause” shall mean only:

(a) any willful refusal by the Executive to follow lawful directives of the Chief Executive Officer or the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

(b) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(c) any gross negligence or willful misconduct of the Executive resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries;

(d) any material breach by the Executive of any one or more of the covenants referred to in Article 4 hereof; or

(e) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

5.2 Termination by the Executive. The Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time with or without “Good Reason”. For purposes of this Agreement, “Good Reason,” shall mean the occurrence of any of the following during the Term, without the Executive’s prior written consent (provided that an isolated, insubstantial or inadvertent action not taken in bad faith shall not constitute Good Reason): (A) a material diminution in the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, other than in connection with the removal of the Executive from his position as Chief Executive Officer or President of Kroll under circumstances described in the final sentence of this Section 5.2; (B) any removal of the Executive from his position as Chief Executive Officer or President of Kroll (other than a removal under circumstances described in the final sentence of this Section 5.2) or, after the Executive’s appointment as Chief Executive Officer of CARG (defined below) (which shall be the position to which Executive is appointed if his employment with the Company continues after his removal as Chief Executive Officer or President of Kroll), the Executive’s removal from his position as Chief Executive Officer of CARG; (C) any failure by the Company to comply with the provisions of Article 3 hereof; (D) a failure by the Company to comply with any other material provision of this Employment Agreement; or (E) a change in the Executive’s principal work location to more than 50 miles from his current work location. The Executive must give the Company written notice, in accordance with Section 6.2 hereof of any Good Reason termination of employment within 30 days of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Executive is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination must be effective no earlier than 30 days after the Executive’s delivery of the written notice and no later than 60 days after the occurrence of the circumstance giving rise to Good Reason; provided, however, that the Company may remedy such circumstances within 30 days after receipt of the written notice. The removal of the Executive from his position as Chief Executive Officer or President of Kroll in connection with his simultaneous appointment as Chief Executive Officer of the Corporate Advisory & Restructuring group within Kroll (or within such other affiliate of Kroll to which the Corporate Advisory & Restructuring group may be moved (“CARG”)), shall not affect the parties’ rights and obligations under this Employment Agreement, but shall not be treated as Good Reason; provided, however, that notwithstanding any provision in this Employment Agreement to the contrary, if the Executive thereafter terminates his employment within the 30-day period commencing twelve months after such removal and appointment, such termination shall be treated as a termination of employment with Good Reason which the Company shall not have the right to remedy.

5.3 Death. In the event the Executive dies during the Term, the Executive’s employment shall automatically terminate, such termination to be effective on the date of the Executive’s death.

5.4 Disability. In the event that the Executive shall suffer a disability during the Term which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least ninety (90) consecutive days or one hundred eighty (180) non-consecutive days within any three hundred sixty-five (365) day period (“Disability”), the Company shall have the right to terminate the Executive’s employment, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.2 hereof.

5.5 Effect of Termination.

(a) In the event of termination of the Executive’s employment for any reason during the Term, the Term shall end as of the date of termination and the Company shall provide to the Executive (or his beneficiary, heirs or estate in the event of his death), as provided in Section 5.7 hereof, (i) any Base Salary to the extent not theretofore paid, (ii) any reimbursable business expenses that have not yet been reimbursed, and (iii) if not yet paid, the earned annual bonus for the calendar year that preceded the time of the termination (collectively, the “Accrued Obligations”).

(b) In the event of termination of the Executive’s employment during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, neither the Executive nor any beneficiary, heir or estate of the Executive shall be entitled to any further compensation other than the Accrued Obligations. In such event, all of the Executive’s outstanding unvested equity-based awards shall be immediately forfeited, except to the extent otherwise provided in the terms and conditions for such awards or in any applicable Company Plan.

(c) In the event of termination of the Executive’s employment during the Term (i) by the Company based on the Disability of the Executive as defined in Section 5.4 hereof, or (ii) due to the Executive’s death, the Company shall pay the Executive (or his estate, beneficiary or heir in the case of death), in addition to the Accrued Obligations, an annual bonus for the year in which the termination occurs of one hundred twenty-five percent (125%) of Executive’s then-current Base Salary, pro-rated for the portion of the year elapsed as of the date of such termination. Any such bonus amount shall be paid subject to the conditions in Section 5.7 hereof. In addition, upon such a termination, all unvested equity awards held by the Executive as of the date of termination that were granted to the Executive during the Term pursuant to Section 3.3 hereof shall immediately and fully vest as of the date of termination.

(d) In the event of termination of the Executive’s employment during the Term (i) by the Company other than for Cause (and not due to the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in either case which is not covered by Section 5.6 hereof, the Company shall pay the Executive, in addition to the Accrued Obligations, a lump sum amount equal to the sum of (x) the Executive’s then-current Base Salary and (y) the three-year average annual bonus actually paid to the Executive under Section 3.2 hereof (including amounts deferred under any Company arrangement as well as non-cash amounts that are specifically designated as being part of the annual bonus, if any, and excluding amounts payable under the Kroll Leadership Bonus Program) during the three years prior to termination (or such shorter time if the termination occurs prior to the payment of three annual bonuses to the Executive under the Agreement, or if termination occurs before any annual bonus has been actually paid to the Executive under the Agreement, then one hundred twenty-five percent (125%) of Executive’s then-current Base Salary shall be used for purposes of determining the average annual bonus) (such sum is the “Annual Compensation”). The Executive shall also be entitled to a prorated annual bonus for the year in which the termination occurs based on the degree of achievement of goals at year-end under the bonus program in effect at the time of termination and the portion of the year elapsed as of the date of such termination. The degree of achievement of goals shall be determined in accordance with the bonus program, except that should any goals be of a subjective nature, the degree of achievement thereof shall be determined by the Committee in its sole discretion. Any such bonus amount shall be paid at the same time as annual bonuses for the year are paid to the Company’s senior executives generally. Provided that the Executive is eligible to elect continuation of group medical and dental coverage as provided under COBRA at the time of the Executive’s termination of employment, the Executive may receive the welfare benefit described below (the “Welfare Benefit”) in lieu of such COBRA continuation coverage. The Welfare Benefit will provide continuation of group welfare coverage comparable to the coverage provided to similarly-situated active participants for 12 months following the Executive’s termination of employment, followed immediately by coverage for a period, and on a basis, that is substantially similar to the COBRA continuation coverage that would apply if the Executive’s termination of employment occurred at the conclusion of such 12-month period. The premium contribution for the first 12 months shall be the same as the premium contribution for similarly-situated active participants, except that the Executive’s premium contribution shall be made on an after-tax basis and the Company will impute taxable income equal to the difference between the premiums paid by the Executive and the full premium cost for similarly situated COBRA participants. Thereafter, the premium contribution shall be the same as for similarly-situated COBRA participants. Provision of the Welfare Benefit is subject to the Executive satisfying and continuing to satisfy all requirements necessary to maintain such coverage, including without limitation, paying his share of all required premiums on a timely basis. The Company will not provide the Executive with any additional compensation should he choose not to elect the Welfare Benefit. In addition, upon such a termination, all unvested equity awards held by the Executive as of the date of termination that were granted to the Executive during the Term pursuant to Section 3.3 hereof shall immediately and fully vest as of the date of termination; provided, however, that if the Executive terminates his employment during the 30-day period commencing twelve months after his removal and appointment under the circumstances described in the proviso to the last sentence of Section 5.2, 100% of the then-unvested portion of the long-term incentive compensation award made to Executive in the first quarter 2008 shall immediately and fully vest as of the date of termination.

5.6 Change in Control. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (i) during the 6-month period immediately preceding the occurrence of a Change in Control (as defined in the Company’s 2000 Senior Executive Incentive and Stock Award Plan, as in effect on the date of the Change in Control) or (ii) during the 2-year period immediately following a Change in Control, the Executive shall be entitled to receive, in addition to the Accrued Obligations, promptly following the later of such termination and such a Change in Control, a lump sum amount equal to 200% times the Annual Compensation (as defined in Section 5.5(d) hereof). The Executive shall also be entitled to a prorated annual bonus for the year in which the termination occurs based on the portion of the year elapsed as of the date of such termination multiplied by the greater of (I) one hundred twenty-five percent (125%) of Executive’s then-current Base Salary or (II) the average annual bonus actually paid to the Executive under Section 3.2 hereof (including amounts deferred under any Company arrangement as well as non-cash amounts that are specifically designated as being part of the annual bonus, if any, and excluding amounts payable under the Kroll Leadership Bonus Program) during the three years prior to the termination (or such shorter time if the termination occurs prior to the payment of three annual bonuses to the Executive under the Agreement, or if termination occurs before any annual bonus has been actually paid to the Executive under the Agreement, one hundred twenty-five percent (125%) of Executive’s then-current Base Salary shall be used for purposes of this calculation). Any such bonus amount shall be paid as provided in Section 5.7 hereof. The vesting of equity-based awards held by the Executive as of the date of the Change in Control shall be determined in accordance with the terms and conditions of the applicable equity compensation plan and/or agreement, provided, however, that all equity-based awards granted to the Executive which are unvested on the date of termination shall then immediately fully vest. Payments due to the Executive under this Section 5.6 shall be offset, dollar-for-dollar, by corresponding amounts (if any) previously paid under Section 5.5(d) (e.g., if the termination occurred prior to the pertinent Change in Control).

5.7 Conditions. Any payments or benefits made or provided pursuant to this Article 5 (other than the Accrued Obligations) are subject to the Executive’s:

(a) compliance with the provisions of Article 4 and Section 5.9 hereof (provided that this shall not affect the timing of the payment to the Executive provided for below in this Section 5.7 unless the Executive is in material breach of any of such provisions as of the time such payment is to be made);

(b) delivery to the Company of an executed General Release, which is not revoked before it becomes irrevocable (the “Irrevocability Date”). The General Release shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

The items referred to in Sections 5.7(b) and 5.7(c) shall be delivered to the Company in time to allow payments hereunder to qualify as “short term deferrals” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Subject to Section 6.12(a), any amounts due following a termination under this Agreement (other than the Accrued Obligations) shall be paid to the Executive within thirty (30) days of the Irrevocability Date, but in no event later than the time necessary for the payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A. Regardless of whether the General Release has been executed by the Executive, upon any termination of the Executive’s employment, the Executive shall be entitled to receive the Accrued Obligations within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

5.8 No Mitigation. The Executive shall be under no obligation to seek other employment following a termination of his employment with the Company or any subsidiary for any reason. In addition, there shall be no offset against amounts due to the Executive under this Article 5 or otherwise on account of any compensation attributable to any subsequent employment.

5.9 Cooperation; Assistance. The Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, with the Company or any subsidiary and their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which the Executive was involved or about which he had knowledge during his employment with the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or their counsel for conferences and interviews and in general providing the officers of the Company or any subsidiary and their counsel with the full benefit of the Executive’s knowledge with respect to any such matter. The Executive further agrees, upon termination of his employment for any reason, to assist his successor in the transition of his duties and responsibilities to such successor. The Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.

ARTICLE 6

Miscellaneous

6.1 Benefit of Agreement, Assignment; Beneficiary.

(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors, assigns and any corporation or person which may acquire all or substantially all of the assets or business of Kroll, or with or into which Kroll may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

(b) The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or of Kroll to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company to the General Counsel of the Company at the Company’s then-current headquarters, and (b) in the case of the Executive, to the Executive’s last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.

6.3 Entire Agreement; Amendment. Except as specifically provided herein, this Agreement contains the entire agreement of the parties hereto and Kroll with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder, including the Prior Agreement. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

6.4 Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.5 Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws.

6.7 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

6.8 Dispute Resolution. Any dispute or controversy arising from or relating to this Agreement and/or the Executive’s employment or relationship with the Company or any subsidiary shall be resolved by binding arbitration, to be held in New York City or in any other location mutually agreed to by the Company and the Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, if the Executive is the Prevailing Party, the Executive shall be entitled to recover all of his reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in connection with the dispute. A Prevailing Party is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

6.9 Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including without limitation Article 4 hereof.

6.10 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

6.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

6.12 Section 409A.

(a) Notwithstanding the due date of any post-employment payments, if at the time of the termination of employment the executive is a “specified employee” (as defined in Section 409A), the Executive will not be entitled to any payments upon termination of employment until the earlier of (i) the date which is six (6) months after the termination of employment for any reason other than death or (ii) the date of the Executive’s death. The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A.

(b) It is intended that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 6.12 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.

6.13 Withholding. All compensation paid or provided to the Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on this 25th day of March, effective as of the date first written above. The Company represents that its execution of this Agreement has been authorized by the Committee.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Brian Duperreault

Name:	Brian Duperreault
Title:	President & Chief Executive Officer

/s/ Simon V. Freakley

Simon V. Freakley

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Marsh & McLennan Companies, Inc. and its subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release or that arise under or are preserved by Article 5 of the Employment Agreement, effective as of [DATE], by and between Company and the Executive (the “Employment Agreement”) and shall not waive post-termination health-continuation insurance benefits required by state or Federal law.

2. Executive intends this General Release to be binding on his successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1, above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to his employment with or his termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3. Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with Company.

4. Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

5. In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company, to the extent set forth in Section 1 hereof, from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)	Executive understands the terms of this General Release;

(c)	The consideration offered by Company under Article 5 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;

(e)	Company is giving Executive a period of twenty-one (21) days within which to consider this General Release;

(f)	Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

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(g)	This General Release and all payments and benefits otherwise payable under Article 5 of the Employment Agreement (other than the Accrued Obligations) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

6. This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2, above, does not apply to claims under the ADEA that challenge the validity of this General Release.

7. To revoke this General Release, Executive must send a written statement of revocation to:

Marsh & McLennan Companies, Inc.

[Address]

[City, State Zip Code]

Attn:

The revocation must be received no later than 5:00 p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

8. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Simon V. Freakley

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